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                               PEE DEE STATE BANK
                              110 West Main Street
                       Timmonsville, South Carolina 29161
                                 (803) 665-6400

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD AT 4:00 P.M. ON MARCH 3, 1998

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the "Special Meeting") of Pee Dee State Bank ("Pee Dee Bank") will be held at the offices of Pee Dee Bank, 110 West Main Street, Timmonsville, South Carolina, on Tuesday, March 3, 1998, at 4:00 P.M., local time, for the following purposes:


1. MERGER. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated as of December 30, 1997 (the "Agreement"), by and among Pee Dee Bankshares, Inc. ("Bankshares") and Centura Banks, Inc., a North Carolina corporation ("Centura"), pursuant to which (i) Bankshares will merge (the "Merger") with and into Centura, and Pee Dee Bank will merge (the "Bank Merger") with and into Centura Bank, a wholly-owned subsidiary of Centura ("Centura Bank"), and (ii) each share of the $1.00 par value common stock of Bankshares ("Bankshares Stock") issued and outstanding at the effective time of the Merger and each share of $5.00 par value common stock of Pee Dee Bank ("Pee Dee Bank Stock") issued and outstanding at the effective time of the Bank Merger, except those owned by Bankshares, will be exchanged for a number of shares of the no par value common stock of Centura determined in the manner described in the accompanying Proxy Statement/Prospectus, and cash in lieu of any fractional share, all as more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Agreement is set forth as Appendix A to the accompanying Proxy Statement/Prospectus and is hereby incorporated by reference herein.

2. OTHER BUSINESS. To transact such other business as may come properly before the Special Meeting or any adjournments or postponements of the Special Meeting.

NOTICE OF APPRAISAL RIGHTS. If Proposal 1 above is approved and the Bank Merger contemplated thereby is consummated, each holder of shares of Pee Dee Bank Stock would have the right to demand appraisal of such holder's shares of Pee Dee Bank Stock and would be entitled to the rights and remedies set forth in Chapter 13 of Title 33 of the South Carolina Code] (the "South Carolina Code"). The right of any such stockholder to any such rights and remedies is contingent upon consummation of the Merger. In addition, the right of any such stockholder to such rights and remedies is contingent upon strict compliance with the requirements set forth in Chapter 13 of Title 33 of the South Carolina Code, the full text of which is attached as Appendix B to the accompanying Proxy Statement/Prospectus. For a summary of the requirements of Chapter 13 of Title 33 of the South Carolina Code, see "DESCRIPTION OF THE MERGER -- Dissenters' Rights" in the accompanying Proxy Statement/Prospectus.

Only stockholders of record at the close of business on January 15, 1998, will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the Agreement requires the affirmative vote of two-thirds of the votes entitled to be cast at the Special Meeting by holders of the issued and outstanding shares of Pee Dee Bank Stock.

THE BOARD OF DIRECTORS OF PEE DEE BANK UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          R. B. SCARBOROUGH
                                          PRESIDENT

Timmonsville, South Carolina
January 27, 1998


WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.